UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2011

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 22, 2011, BioMarin Manufacturing Ireland Limited (“BioMarin Ireland”), a wholly-owned subsidiary of BioMarin Pharmaceutical Inc. (“BioMarin”) entered into an asset purchase agreement (“Asset Purchase Agreement”) with Pfizer Biotechnology Ireland (“Pfizer”) to acquire a bulk biologics manufacturing plant from Pfizer, located in Shanbally, Cork, Ireland (“Facility”). The Facility, which was completed and validated in 2009, is built on ten acres occupying 133,000 square feet of floor space and was approved by the Irish Medicines Board in 2010. Pursuant to the Asset Purchase Agreement, BioMarin Ireland has agreed to purchase the Facility from Pfizer for a price of $48.5 million. The closing of the purchase under the terms of the Asset Purchase Agreement is subject to customary closing conditions, including the transfer of the environmental license from the Irish Environmental Protection Agency, and is expected to be completed in the third quarter of 2011 following the wind down of current operations.

The Asset Purchase agreement contains customary representations and warranties and covenants by each party. Pfizer and BioMarin Ireland are obligated, subject to certain limitations, to indemnify the other party under the Asset Purchase Agreement for breaches of representations and warranties and for certain third-party liabilities and claims. The foregoing descriptions of the Asset Purchase Agreement are qualified in their entirety by reference to the full text of Asset Purchase Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the second quarter ending June 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: June 23, 2011	By:	/s/ Eric Davis G. Eric Davis Senior Vice President, General Counsel

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